WSi INTERACTIVE CORPORATION       Symbols: CDNX- WIZ                   OTC-WIZZF



                                  NEWS RELEASE

February 2nd 2000


WSI INTERACTIVE EXCEEDS SECOND QUARTER REVENUE TARGET BY 89% AND HAS REALIZED A YTD PROFIT OF $796,000.

WSi Interactive Corporation is pleased to announce that it has exceeded its second quarter revenue target for the three months ended Dec. 31, 1999.

REVENUE OF $2,086,111 BEAT THE COMPANY'S PLANNED TARGET OF $1.1 MILLION FOR THE QUARTER AND HAS REALIZED A YEAR TO DATE PROFIT OF $796,000.

YEAR TO DATE REVENUE OF $2.9 MILLION COMPARES VERY FAVORABLY TO THE YTD PLAN OF $2.15 MILLION.

During the second quarter, WSi continued to focus its investment on the development of proprietary Internet businesses. Several key staff positions were filled in the technology area and significant investment has been made in software and hardware. Assets grew from $2.3 million to a value of $3.9 million.

Enhancements were made to several of WSi's proprietary Internet businesses and significant improvements were made to content.

A priority during the period was the development of Targetpacks.com. WSi considers Targetpacks to be of significant strategic importance to its overall plan as it serves to manage and market all of the opt-in e-mail databases of WSi's proprietary businesses and realize this important revenue source. Targetpacks also manages the databases of other dot-com companies.

Increasing revenue from Stocksecrets.com, Yourwinestore.com, Healthcreator,com, Targetpacks.com and steady revenue from WSi's direct marketing and web services divisions, means that WSi is trending well toward its current fiscal year goal of $6 million in revenue




THE BUSINESS OF WSI

WSI INTERACTIVE CORPORATION is an innovative Internet business development and marketing firm, whose objective is to capitalize on direct marketing opportunities on the Internet. WSI builds, manages and markets online businesses in the financial, e-tailing and e-commerce, entertainment and e-advertising sectors.

To receive information on WSi by e-mail or fax, please forward your Internet address / fax # to info@ws-i.com / fax: 604 687 4990.

To fax your request please complete the following

NAME:              ______________________________________________

COMPANY:           ______________________________________________

e-mail address:    ______________________________________________

PHONE#:            ______________________________________________

FAX#:              ______________________________________________

Send by:       E-mail or fax:   yes / no.         Or: e-mail only:    yes / no


WSi INTERACTIVE CORPORATION
Toll free:     1-888-388-4636
Telephone:     1-604-681-8589
Fax:           1-604-687-4990

Website:  www.ws-i.com

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.